Exhibit 99.1

MBIA Inc. Second Quarter 2021 Financial Results

August 4, 2021

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $61 million, or $(1.23) per share, for the second quarter of 2021 compared to a consolidated GAAP net loss of $106 million, or $(1.69) per share, for the second quarter of 2020. The improved result versus last year’s second quarter was primarily due to lower loss and loss adjustment expenses (LAE) in the insurance segments and gains related to the extinguishment of Corporate segment debt, partially offset by unfavorable variances from revenues of consolidated variable interest entities (VIEs), lower mark-to-market gains on National Public Finance Guarantee Corporation (National) investments and mark-to-market losses on interest rate swaps in the second quarter of 2021 compared with mark-to-market gains in the second quarter of 2020. The loss and LAE for the second quarter of 2021 resulted from losses at MBIA Insurance Corporation (MBIA Corp.), primarily due to losses on insurance loss recoveries on collateralized debt obligations and a largely offsetting loss benefit at National for recoveries on paid claims on its insured Puerto Rico exposure that was primarily due to the impact of decreases in discount rates during the quarter.

Book value per share was negative $0.66 as of June 30, 2021 compared with a positive $2.55 as of December 31, 2020. The decrease in book value per share since year-end 2020 was primarily due to the year-to-date net loss, which was primarily driven by the net loss of MBIA Corp. that largely resulted from expenses for its surplus notes interest and losses and LAE.

The Company also reported Adjusted Net Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $37 million or $0.76 per diluted share for the second quarter of 2021 compared with an Adjusted Net Loss of $72 million or $(1.15) per diluted share for the second quarter of 2020. The improved result was primarily due to the favorable variance of losses and LAE at National that largely resulted from its insured Puerto Rico exposure.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Statement from Company Representative

Bill Fallon, MBIA’s Chief Executive Officer noted, “We are pleased to see the debt restructuring agreements that will largely resolve National’s Puerto Rico exposure continue to progress towards confirmation and implementation. Once these debt restructuring plans are confirmed, anticipated to occur before the end of 2022, we will be in better position to implement our longer term strategic plans for the Company.”

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $167 million, or $(3.38) per diluted common share, for the six months ended June 30, 2021 compared with a consolidated GAAP net loss of $439 million, or $(6.51) per diluted common share, for the first six months of 2020. The lower net loss for 2021 was primarily due to lower loss and loss adjustment expenses related to lower losses insurance loss recoveries on collateralized debt obligations insured by MBIA Corp. and lower net losses on Puerto Rico bonds insured by National.

The Company’s non-GAAP Adjusted Net Loss for the six months ended June 30, 2021 was $79 million or $(1.60) per diluted share compared with an Adjusted Net Loss of $119 million or $(1.77) per diluted share for the first six months of 2020. The lesser adjusted net loss for the first six months of 2021 was primarily due to lower loss and loss adjustment expense at National that largely resulted from its insured Puerto Rico exposure.

MBIA Inc.

As of June 30, 2021, MBIA Inc.’s liquidity position totaled $238 million, consisting primarily of cash and cash equivalents and other liquid invested assets. During the quarter, the Company repurchased $63 million par value outstanding of GFL medium-term notes issued by the corporate segment at a weighted average cost of approximately 78% of par value. As of July 28, 2021, there were 54.3 million of the Company’s common shares outstanding.

National Public Guarantee Financial Corporation

National had statutory capital of $2.0 billion and claims-paying resources totaling $3.1 billion as of June 30, 2021. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $2.0 billion as of June 30, 2021. National’s insured portfolio declined by $0.9 billion during the quarter, ending the quarter with $39.5 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 20 to 1, down from 21 to 1 as of year-end 2020.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of June 30, 2021 was $160 million and claims-paying resources totaled $786 million. As of June 30, 2021, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $461 million consisting primarily of cash and cash equivalents and other liquid invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, August 5, 2021 at 8:00 AM (ET) to discuss its second quarter 2021 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 3781469. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on August 5 and will remain available until 11:59 p.m. on August 19 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 3781469. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book Value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative book value of MBIA Corp. - We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. - We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	June 30, 2021	December 31, 2020
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,016 and $2,078)	$2,154	$2,257
Investments carried at fair value	223	196
Investments pledged as collateral, at fair value (amortized cost $2 and $6)	2	1
Short-term investments, at fair value (amortized cost $418 and $281)	418	282

Total investments	2,797	2,736
Cash and cash equivalents	342	158
Premiums receivable (net of allowance for credit losses $5 and $5)	206	216
Deferred acquisition costs	46	50
Insurance loss recoverable	1,561	1,677
Other assets	82	84
Assets of consolidated variable interest entities:
Cash	5	9
Investments carried at fair value	63	77
Loans receivable at fair value	129	120
Loan repurchase commitments	—	604
Other assets	21	20

Total assets	$5,252	$5,751

Liabilities and Equity
Liabilities:
Unearned premium revenue	$372	$405
Loss and loss adjustment expense reserves	954	990
Long-term debt	2,283	2,229
Medium-term notes (includes financial instruments carried at fair value of $105 and $110)	638	710
Investment agreements	269	269
Derivative liabilities	140	215
Other liabilities	169	161
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $321 and $350)	450	623

Total liabilities	5,275	5,602

Equity:
Preferred stock, par value $1 per share; authorized shares—10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares—400,000,000; issued shares—283,186,115 and 283,186,115	283	283
Additional paid-in capital	2,934	2,962
Retained earnings (deficit)	(180)	(13)
Accumulated other comprehensive income (loss), net of tax of $8 and $8	103	115
Treasury stock, at cost—228,780,540 and 229,508,967 shares	(3,176)	(3,211)

Total shareholders’ equity of MBIA Inc.	(36)	136
Preferred stock of subsidiary	13	13

Total equity	(23)	149

Total liabilities and equity	$5,252	$5,751

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Premiums earned:
Scheduled premiums earned	$12	$15	$27	$31
Refunding premiums earned	2	4	7	8

Premiums earned (net of ceded premiums of $1, $1, $2 and $2)	14	19	34	39
Net investment income	14	20	29	43
Fees and reimbursements	1	—	1	—
Net gains (losses) on financial instruments at fair value and foreign exchange	(20)	24	31	(39)
Net gains (losses) on extinguishment of debt	14	—	14	—
Revenues of consolidated variable interest entities:
Net investment income	—	5	—	13
Net gains (losses) on financial instruments at fair value and foreign exchange	—	23	(14)	38
Other net realized gains (losses)	(5)	23	(5)	14

Total revenues	18	114	90	108
Expenses:
Losses and loss adjustment	9	136	107	379
Amortization of deferred acquisition costs	3	3	5	5
Operating	21	22	47	40
Interest	41	45	82	92
Expenses of consolidated variable interest entities:
Operating	1	1	3	3
Interest	4	13	13	28

Total expenses	79	220	257	547

Income (loss) before income taxes	(61)	(106)	(167)	(439)
Provision (benefit) for income taxes	—	—	—	—

Net income (loss)	$(61)	$(106)	$(167)	$(439)

Net income (loss) per common share:
Basic	$(1.23)	$(1.69)	$(3.38)	$(6.51)
Diluted	$(1.23)	$(1.69)	$(3.38)	$(6.51)
Weighted average number of common shares outstanding:
Basic	49,488,368	62,605,656	49,373,883	67,347,335
Diluted	49,488,368	62,605,656	49,373,883	67,347,335

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$(61)	$(106)	$(167)	$(439)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(99)	(59)	(143)	(279)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	(9)	17	29	(60)
Foreign exchange gains (losses)(2)	(4)	(8)	13	—
Net gains (losses) on sales of investments(2)	—	16	(1)	19
Net gains (losses) on extinguishment of debt	14	—	14	—
Adjusted net income adjustment to the (provision) benefit for income tax	—	—	—	—

Adjusted net income (loss)	$37	$(72)	$(79)	$(119)

Adjusted net income (loss) per diluted common share	$0.76	$(1.15)	$(1.60)	$(1.77)

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of June 30, 2021	As of December 31, 2020
Reported Book Value per Share	$(0.66)	$2.55
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(33.51)	(31.97)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	2.01	2.86
Include net unearned premium revenue in excess of expected losses	3.87	4.29
Shares outstanding in millions	54.4	53.7

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	June 30, 2021	December 31, 2020
Policyholders’ surplus	$1,534	$1,526
Contingency reserves	428	445

Statutory capital	1,962	1,971
Unearned premiums	338	355
Present value of installment premiums (1)	128	129

Premium resources (2)	466	484
Net loss and loss adjustment expense reserves (1)	(322)	(301)
Salvage reserves on paid claims (1)	1,000	961

Gross loss and loss adjustment expense reserves	678	660

Total claims-paying resources	$3,106	$3,115

Net debt service outstanding	$75,092	$79,074
Gross par outstanding	$39,535	$41,856
Capital ratio (3)	38:1	40:1
Claims-paying ratio (4)	24:1	25:1
Leverage Ratio (5)	20:1	21:1

MBIA Insurance Corporation

	June 30, 2021	December 31, 2020
Policyholders’ surplus	$118	$106
Contingency reserves	42	167

Statutory capital	160	273
Unearned premiums	72	79
Present value of installment premiums (6) (8)	64	73

Premium resources (2)	136	152
Net loss and loss adjustment expense reserves (6)	151	(478)
Salvage reserves on paid claims (6) (7)	339	1,045

Gross loss and loss adjustment expense reserves	490	567

Total claims-paying resources	$786	$992

Net debt service outstanding	$7,707	$9,327
Capital ratio (3)	48:1	34:1
Claims-paying ratio (4)	10:1	9:1

(1)	Calculated using discount rates of 3.49% as of June 30, 2021 and December 31, 2020.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Gross par outstanding divided by statutory capital.
(6)	Calculated using discount rates of 5.10% as of June 30, 2021 and December 31, 2020.
(7)	This amount primarily consists of expected recoveries related to the Company’s excess spread, put-backs and CDOs.
(8)	Based on the Company’s estimate of the remaining life for its insured exposures.